SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934




       Date of Report (Date of Earliest Event Reported) Febnruary 25, 2002
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                       JEWETT-CAMERON TRADING COMPANY LTD.
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             (Exact name of registrant as specified in its charter)


                            British Columbia, Canada
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                 (State or other jurisdiction of incorporation)

       000-19954                                            None
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(Commission File Number)                    (IRS Employer Identification Number)

                 32275 NW Hillcrest, North Plains, Oregon 97133
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                     (Address of principal executive office)

               Registrant's telephone number, including area code:
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                                  503-647-0110


























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Item 2. Acquisition or Disposition of Assets

         On February 25, 2002, Jewett-Cameron Lumber Corporation, a wholly-owned subsidiary of the registrant entered into an agreement with Greenwood Forest Products, Inc., of Portland, Oregon, to acquire the business and certain assets of Greenwood Forest Products on or about March 1, 2002. Mr. Donald Boone, president of the registrant has been a director of Greenwood Forest Products, Inc., for the past 5 years.

         The assets being acquired consist of nearly $7 million of inventory (at year end) which will be purchased in eight installments over the next two years for a price equal to the seller's cost plus 2%; furnishings, equipment and supplies are being purchased for $260 thousand, payable at closing; and a license to use all of the intangible assets of the seller for a five year term, with an option to purchase for a nominal amount at the end of the term, is being acquired for $1 thousand, payable at closing. The initial acquisition price is being paid from the working capital of the registrant, and the inventory purchases are expected to be made from working capital and working capital loans.

         The business of Greenwood Forest Products has been the processing and distribution of industrial wood and other specialty building products, principally to original equipment manufacturers. Greenwood Product, Inc., a newly organized Oregon corporation and wholly-owned subsidiary of Jewett-Cameron Lumber Corporation will continue the acquired business. Mr. Cary Dovenberg, former president of Greenwood Forest Products, will be the president and chief executive officer of the new company.

Item 7. Financial Statements and Exhibits

         The financial statements of Greenwood Forest Products, Inc., and pro forma financial information will be filed by amendment.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

JEWETT-CAMERON TRADING COMPANY LTD.


By: /s/ Donald M. Boone
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    Donald M. Boone, President/CFO/Controller/Director

Date: February 28, 2002